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                                                                     EXHIBIT 8.1

_____________, 2004

The Special Committee of the
Board of Directors of
GB Holdings, Inc.,
c/o Sands Hotel and Casino
Indiana Avenue and Brighton Park
Atlantic City, New Jersey 08401

Re: Reorganization of Greate Bay Hotel and Casino, Inc.

Ladies and Gentlemen:

We have been retained by the Special Committee of the Board of Directors of GB Holdings, Inc., a Delaware corporation ("GB Holdings") to represent the Special Committee and GB Holdings and its subsidiaries as special tax counsel in order to render this opinion in connection with (1) the anticipated contribution by Greate Bay Hotel and Casino, Inc., a New Jersey corporation ("Greate Bay Hotel") of substantially all of its assets subject to substantially all of its liabilities, as further described below, to Atlantic Coast Entertainment Holdings, Inc. a Delaware corporation ("Atlantic Holdings") followed by the merger of Greate Bay Hotel with and into GB Holdings (the "Transaction") and (2) the anticipated exchange (the "Exchange Offer") of a minimum of a majority of the outstanding 11% Notes due 2005 issued by GB Property Funding Corp., a Delaware corporation (the "Existing Notes") for the newly registered 3% Notes due 2008 to be issued by Atlantic Holdings (the "New Notes" and collectively with the Existing Notes, the "Notes"). The Transaction and the Exchange Offer are described in the Registration Statements of Atlantic Holdings on Form S-4 (File Numbers 333-110484 and 333-110485) (the "Registration Statements"), filed with the Securities and Exchange Commission (the "SEC") on __________ under the Securities Act of 1933, as amended (the "Act"). The Registration Statements include the proxy statement/prospectus of Atlantic Holdings (the "Proxy Statement/Prospectus") and the consent solicitation and exchange offer of both Atlantic Holdings and ACE Gaming LLC (the "Consent"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the contribution agreement made by and among GB Holdings, Greate Bay Hotel, Atlantic Holdings and ACE Gaming, LLC, a New Jersey limited liability company (the "Contribution Agreement") or, if not defined in the Contribution Agreement, as defined in the Registration Statements.

In connection with this opinion, we have examined and are familiar with the Contribution Agreement, the Registration Statements, the tax representation letter of even date herewith delivered to us by GB Holdings, Greate Bay Hotel and Atlantic Holdings (the "Tax Representation Letter"), and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion and are relying on the Tax Representation Letter and such other documents and records, without any independent investigation thereof. In addition, in connection with rendering this opinion we have assumed, without any independent investigation or review thereof, that:

1. The Transaction will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Contribution Agreement without the waiver or modification of any material terms or conditions;

2. The Exchange Offer will be consummated in the manner contemplated by the Consent without the waiver or modification of any material terms or conditions;

3. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents have been or will be by the date of the Contribution Agreement (the "Effective Time") duly and validly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof;

4. All factual representations, warranties and statements made or agreed to by GB Holdings, Greate Bay Hotel, Atlantic Holdings, their managements, employees, officers, directors or shareholders in connection with the Transaction and the Exchange Offer, including, but not limited to, those set forth in the


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       Contribution Agreement (including the exhibits thereto) and the Tax
       Representation Letter, are true and accurate at all relevant times;

5. Any factual representations or warranties made "to the knowledge" or based on the belief of GB Holdings, Greate Bay Hotel or Atlantic Holdings or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification;

6. All covenants contained in the Contribution Agreement (including exhibits thereto) and the Tax Representation Letter will be performed without waiver or modification of any material provision thereof; and

7. The federal income tax and financial accounting consequences of the Transaction will be reported by Greate Bay Hotel, Atlantic Holdings and GB Holdings in a manner consistent with the Transaction being treated as a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

Our opinion is based upon the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In rendering this opinion we are only expressing our views as to the federal income tax laws of the United States of America.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, under current U.S. federal income tax law, if the Transaction is consummated in accordance with the Contribution Agreement, then the Transaction should, for U.S. federal income tax purposes, qualify as a tax-free reorganization pursuant to Section 368(a) of the Code. Our opinion is not free from doubt because (1) Greate Bay Hotel will retain its liability on the Existing Notes not exchanged so that Greate Bay Hotel may not transfer substantially all of its liabilities to Atlantic Holdings; (2) a minimum of a majority of the Existing Notes are being refinanced as part of the Transaction; and (3) the Distribution of the Atlantic Holding Securities, if considered part of the transfer of substantially all of Greate Bay Hotel's assets to Atlantic Holdings and the merger of Greate Bay Hotel into GB Holdings, could disqualify such transaction from tax-free reorganization treatment.

The tax treatment of participants in the Exchange Offer depends on whether or not the Notes are considered "securities," for U.S. federal tax law purposes, issued by the same person. Based on our examination of the items described above and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, under current U.S. federal income tax law, if the Exchange Offer is consummated in accordance with the Consent, then it is more likely than not that the Exchange Offer should be a taxable transaction. This opinion is not free from doubt because the application of the relevant case law to the Exchange Offer is unclear since cases and Internal Revenue Service ("IRS") rulings concerning debt instruments somewhat similar to the Notes have reached inconsistent conclusions as to whether the debt instrument was a "security" for tax-free recapitalization purposes. Moreover, such determination may depend, in part, on future events which are not now known, such as whether and when the New Notes are converted into Atlantic Holdings Common Stock, as the common stock of a company is generally a "security" for purposes of tax-free recapitalization treatment. Further, such determination may also depend, in part, on factors that we would be unable to determine, such as the intent of the note holders in acquiring the Existing Notes or the New Notes, as such factors are sometimes relevant in determining whether the Notes represent a long-term proprietary investment or a short-term loan. In light of the foregoing and notwithstanding this opinion that it is more likely than not that the Exchange Offer should be a taxable transaction, the Exchange Offer may be a tax-free recapitalization for a participant in the Exchange Offer for whom both the Existing Notes and the New Notes represent a continuing proprietary interest in the business of the respective issuer.

This opinion does not address the various state, local or foreign tax consequences that may result from the Transaction. In addition, no opinion is expressed as to any other federal income tax consequence of the Transaction except as specifically set forth herein, and this opinion may not be relied upon except with respect to the matters specifically discussed herein.

No opinion is expressed as to the Transaction if all of the transactions described in the Contribution Agreement are not consummated in accordance with the terms of the Contribution Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to

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our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents only our best judgment as to the federal income tax consequences of the Transaction and is not binding on the IRS or any court of law, tribunal, administrative agency or other governmental body and there can be no assurance that the IRS or a court of law would agree with our opinion. Our opinion is based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the opinion stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is furnished to you for use in connection with the Registration Statements and may not be made available to any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and confirm that the discussions relating to tax matters under the heading "Material U.S. Federal Income Tax Consequences" in the Registration Statements are correct in all material respects as of the date hereof insofar as they relate to matters of U.S. federal income tax. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder, not do we thereby admit that we are experts with respect to any part of the Registration Statements within the meaning of the term "experts" as used in the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

KATTEN MUCHIN ZAVIS ROSENMAN